SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2006

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

Boston Communications Group, Inc. (“bcgi” or the “Company”) entered into a severance agreement and an amendment to the Company’s Supplemental Executive Retirement Plan (“SERP”) with former Executive Vice President of Sales Kimberly Obremski on January 4, 2007. Under the severance agreement, Ms. Obremski will receive approximately $286,000 in compensation and other benefits. Under the SERP amendment, the Company accelerated Ms. Obremski’s vested benefit from 70% to 100%, resulting in approximately $166,000 of additional payments due to Ms. Obremski. As a result of the accelerated vesting under the SERP amendment, Ms. Obremski’s total payouts under the SERP are expected to to approximate $132,000 in January 2007 and $415,000 in July 2007. The aggregate charge totaling $452,000 for the severance and increased vesting is expected to be recorded in the Company’s financial statements for the quarter ended December 31, 2006.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

(c)	The Company announced that Joseph Mullaney has agreed to join the Company as Executive Vice President and Chief Financial Officer effective February 1, 2007, overseeing all finance and human resource functions at bcgi. Mr. Mullaney has more than 20 years of corporate finance experience, including 14 years as a CFO. Mr. Mullaney joins bcgi from SofTech, Inc., where he held various positions, including president, CEO and CFO. Prior to SofTech, Mr. Mullaney worked for Coopers & Lybrand working with clients in the high-technology sector. Mr. Mullaney holds a Bachelor of Business Administration from Stonehill College and a Masters of Business Administration from Northeastern University.

In conjunction with his appointment, Mr. Mullaney has entered into a change in control agreement with the Company. This agreement provides that if, within the 24-month period following a change of control of the Company, Mr. Mullaney’s employment is terminated by the Company without cause or by Mr. Mullaney for good reason, as such terms are defined in the change of control agreement, then, in exchange for a release of claims in favor of the Company, (i) the Company will pay, as severance, Mr. Mullaney’s base salary for twelve months, (ii) Mr. Mullaney will receive benefit continuation for twelve months and payment of his prorated target bonus, and (iii) all of Mr. Mullaney’s unvested options shall vest upon the date of employment termination.

A copy of the Company’s press release relating to Mr. Mullaney’s employment is attached hereto as Exhibit 99.1.

(b)(e)	On January 4, 2007, the Company entered into a severance agreement with former Chief Operating Officer Fritz von Mering. Mr. von Mering’s last day of employment was December 31, 2006. Under this severance agreement, Mr. von Mering will receive approximately $316,000 in compensation and other benefits. The charge for these payments will be recorded in the Company’s financial statements for the quarter ended December 31, 2006.

(e)	The Company entered into amendments to the Company’s SERP with Mr. von Mering, dated January 4, 2007, and former Chief Financial Officer Karen Walker, dated January 5, 2007, pursuant to which the Company and these executives agreed to terminate the SERP. The following schedule shows the approximate timing and amount of payments to the executives as a result of the SERP amendments:

	2007 Payments
Executive	January	April	July	Total
Karen Walker	$96,000	$144,000	—	$240,000
Fritz von Mering	$609,000	—	$297,000	$906,000

In December 2006, current and former officers and directors of the Company James Anderson, Paul Tobin, Ersin Galioglu, Alan Bouffard, William Wessman, E. Y. Snowden, Karen Walker, James Dwyer, Robert Sullivan, Brian Boyle, Paul Gudonis, Gerald Segel and Fritz von Mering all entered into agreements with the Company to surrender certain stock option grants for which compensation charges were incurred for incorrect measurement dates in order that the employee or director avoid potential adverse income tax consequences under IRS Code Section 409(a). As a result of these agreements, options for the purchase of an aggregate of 410,334 shares of Common Stock with grant values ranging from $1.53 to $12.16 per share were surrendered.

Item 8.01 Other Events

On December 15, 2006 the plaintiff in the Rosenbaum matter dismissed, with prejudice, its purported class action against the Company and certain former executive officers of the Company. On December 18, 2006, the U.S. District Court for the District of Massachusetts closed the docket on this matter effectively terminating the proceeding. The complaint had been based on allegations that the defendants violated Sections 10(b) and 20(a) of the Exchange Act as well as Rule 10b-5.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2007	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ Thomas Doherty
Thomas Doherty
Acting Chief Financial Officer

Exhibit No.	Exhibit
99.1	Boston Communications Group, Inc. press release dated January 8, 2007 announcing new Chief Financial Officer.

99.2	Change of control agreement between the Company and Joseph Mullaney effective February 1, 2007

99.3	Severance agreement between the Company and Fritz von Mering dated January 4, 2007

99.4	Severance agreement between the Company and Kimberly Obremski dated January 4, 2007

99.5	Amendment to the Supplemental Executive Retirement Non-Founders Agreement between the Company and Karen Walker dated January 5, 2007

99.6	Amendment to the Supplemental Executive Retirement Non-Founders Agreement between the Company and Kimberly Obremski dated January 4, 2007

99.7	Amendment to the Supplemental Executive Retirement Founders Agreement between the Company and Fritz von Mering dated January 4, 2007